Exhibit 10.26
STRATEGIC ADVISOR AGREEMENT

This Strategic Advisor Agreement (the “Agreement”) is made effective as of November 8, 2024 (the “Effective Date”) by Resideo Technologies, Inc. a Delaware corporation (the “Company”), and Fradin Consulting LLC (the “Advisor”).

RECITALS

WHEREAS, the principal owner of the Advisor, Roger Fradin ("Principal Owner"), served as a member of the Company’s Board of Directors (the “Board”) since 2018 when the Company was spun out of Honeywell, Inc. (“Honeywell”), prior to which the Principal Owner served in various leadership roles at Honeywell, including as President and CEO of its Automation and Controls Solutions business, where he led multiple businesses in the development and manufacture of environmental controls, life safety products, building and process solutions and wholesale distribution of security, fire and low-voltage products; and
WHEREAS, the Principal Owner has announced his retirement from the Board effective as of the Effective Date; and

WHEREAS, the Board and senior management desire to obtain continued access to the advice and counsel of the Advisor regarding the Company’s business, strategy, customers, markets and opportunities; and

WHEREAS, the Board would like to engage the Advisor to act as an advisor to the Board and senior management, and the Advisor is willing to provide advice and services on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Service as an Advisor. The Advisor shall serve as an advisor to the members of the Board and senior management on a non-exclusive basis for the term of this Agreement. The Advisor shall perform services hereunder as an independent contractor and not as an employee, agent, joint-venturer or partner of the Company. The Advisor shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company and the Advisor. The Advisor agrees to take no action that expresses that the Advisor has such power or authority, and the Advisor shall use reasonable efforts to not take any action that would imply to a reasonable person that the Advisor has such power or authority.

2.    Duties. During the term of this Agreement, the Advisor will use its commercially reasonable efforts to provide advice and counsel to the members of the Board and senior management as may be reasonably requested from time to time by the Chair of the Board or the Chief Executive Officer of the Company In addition, the Advisor shall be available upon reasonable advance request of senior management to provide guidance and consultation to members of senior management; however, the

Advisor shall not provide unsolicited advice to management. The Advisor will report directly to the Board or the Company’s Chief Executive Officer, as indicated by the Chair of the Board or Chief Executive Officer when advice and counsel is requested, in the course of performing the Advisor’s duties.

3.    Term. The term of this Agreement will begin on the Effective Date and will continue for an initial term of two years after the Effective Date ("Initial Term"). Following the Initial Term, the term shall renew automatically for consecutive 12-month periods, unless either party provides notice of intent not to renew in writing to the other party at least 30 days prior to the applicable renewal date. Following the Initial Term, either party may terminate this Agreement for any reason or no reason upon giving the other party 30 days’ prior written notice of such termination. In the event this Agreement is terminated by either party, the Company shall pay pro rata fees and unpaid expenses through the termination date to the Advisor promptly thereafter.

4.    Compensation. During the Initial Term, as compensation for the Advisor’s services under this Agreement, the Company shall pay to the Advisor an annual cash retainer fee of $500,000, payable quarterly in arrears. For any renewal after the Initial Term, the Company shall pay to the Advisor an annual cash retainer fee of $500,000, payable quarterly in arrears. The parties hereby acknowledge and agree that all amounts paid pursuant to this Agreement will represent fees for services as an independent contractor and will therefore be paid without any deductions or withholdings taken therefrom for employment or income taxes or for any other purpose, all of which will be Advisor’s responsibility.  The Advisor further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such amounts and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Advisor’s sole and complete responsibility.  The Advisor will have sole responsibility for the payment of all applicable governmental taxes including federal, state and local income taxes arising out of payments made to the Advisor hereunder, and the Advisor agrees that the Advisor will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local, foreign or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company.  The Advisor also agrees that during the term of this Agreement, the Advisor will not be eligible to participate in any of the employee benefit plans or arrangements of the Company or its subsidiaries.

5.    Expenses. The Company agrees to promptly reimburse the Advisor for reasonable out-of-pocket expenses incurred in connection with the Advisor’s services, solely to the extent such reimbursement is approved in writing in advance by the Board Chair or Chief Executive Officer, provided that the Advisor shall provide appropriate documentation of all expenses, all in accordance with the Company’s standard practices.

6.    Indemnification. In the performance of services, the Advisor shall be obligated to act only in good faith and shall not be liable to the Company for errors in judgment that are not the result of intentional misconduct, fraud, or material breach of this Agreement by the Advisor. The Company agrees to indemnify and hold harmless the Advisor from and against any and all losses, claims, expenses, damages or liabilities, joint or several, (including the costs of any investigation and all reasonable attorneys’ fees and costs) to which the Advisor may become subject or incurred by the Advisor, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the services rendered by the Advisor under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of the Advisor’s intentional misconduct, fraud, or material breach of this Agreement. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

7.    Confidential Information.

7.1    As used in this Agreement, “Confidential Information” means any and all confidential or proprietary technical, trade and business information furnished, in any medium, or disclosed in any form or method, including orally, by the Company to the Advisor during Advisor’s employment with the Company or during the term of this Agreement, or discovered by the Advisor through any means, including observation, including, but not limited to, information about the Company’s employees, officers, directors, suppliers, customers, affiliates, businesses and business relationships; financial data, financial projections, business plans, capabilities, trade secrets, and such other information normally understood to be confidential or otherwise designated as such in writing by the Company, as well as information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Advisor. Confidential Information shall not include:

(i)    information that is publicly available as of the date of this Agreement; or

(ii)    information that subsequently becomes publicly available or generally known in the industry through no fault of the Advisor, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known.

7.2    The Advisor shall retain all Confidential Information in confidence and shall comply with any and all procedures adopted from time to time to protect and preserve the confidentiality of any Confidential Information. The Advisor shall not at any time, during or after the term of this Agreement, directly or indirectly, divulge, use or permit the use of any Confidential Information, except as required by the Advisor’s services under this Agreement. Advisor agrees to employ reasonable steps to protect Confidential Information from unauthorized or inadvertent disclosure. Upon expiration or termination of this Agreement and upon the Company’s request during the term of this Agreement, the Advisor shall promptly destroy, or return at the Company’s option and expense, any and all tangible Confidential Information (whether written or electronic) to the Company, including all copies, abstracts or derivatives thereof.

7.3    The Advisor recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Advisor agrees that, during the term of this Agreement and thereafter, the Advisor owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the services for the Company under this Agreement consistent with the Company’s agreement with such third party.

7.4    The terms and provisions of this Section 7 shall survive termination or expiration of this Agreement.

8.    Restrictions on Trading in the Company’s Stock. The Advisor acknowledges and agrees that he will be subject to the provisions of the Company’s Insider Trading Policy, as in effect from time to time (the “Insider Trading Policy”) and will be a “Company Person” (or comparable successor title) as defined in the Insider Trading Policy. In addition, for the protection of both the Advisor and the Company, the Advisor acknowledges and agrees that its Principal Owner will not be subject to the standard quarterly trading window periods but will seek pre-clearance from the Company's General Counsel's office prior to trading in the Company's securities. The Company agrees that any pre-clearance request will be reviewed promptly and approval to trade will not be unreasonably withheld.

9.    Publicity. The Company shall have the right to use the name, biography and photo of the Advisor and/or the Principal Owner on the Company’s website, marketing, advertising and other Company materials during the term of this Agreement.

10.    Other Relationships. The Company acknowledges that the Principal Owner may serve as an officer or director of other companies. During the term of this Agreement, the Advisor shall provide the Company with prior written notice of any changes in the Principal Owner's affiliations and of any changes in circumstances that could raise a potential conflict of interest as provided in the Company’s Code of Business Conduct; provided, however, that in the event the Advisor fails to provide such advance written notice, the Advisor may cure such breach by providing written notice within 30 days of the change in affiliations or circumstances.

11.    Authority; No Conflicts. Each party respectively represents and warrants that it or he has all requisite power and authority to enter into this Agreement and that the execution, delivery and performance of this Agreement does not and will not result in any violation of, be in conflict with, or constitute a default under any agreement or other instrument to which such party is bound.

12.    Notices. All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested) or sent by a nationally recognized overnight courier (receipt of which is confirmed) to a party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Advisor: the address set forth on the signature page.

If to the Company:

Resideo Technologies, Inc.
16100 N. 71st Street, Suite 550
Scottsdale, AZ 85254
Attn: General Counsel

Each such notice or other communication shall be effective at the time of receipt if delivered personally or nationally recognized overnight courier (with receipt confirmed), or three (3) business days after being mailed, registered or certified mail, postage prepaid, return receipt requested.

13.    Parties in Interest. This Agreement is made solely for the benefit of the Advisor and the Company. No other person shall acquire or have any right under or by virtue of this Agreement.

14.    Entire Agreement; Amendments; Severability; Counterparts; Construction of Agreement. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument. No provision of this Agreement shall be construed against either party as the drafter thereof. The titles of the Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

15.    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Arizona, without giving effect to conflict of law principles. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced in any state or federal court sitting in the County of Maricopa in the State of Arizona. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 15 by the state and federal courts sitting in the County of Maricopa in the State of Arizona and in connection therewith hereby irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RESIDEO TECHNOLOGIES, INC.

By:     /s/ Jeannine Lane
Name:    Jeannine Lane
Title:    EVP, General Counsel and Corporate Secretary

FRADIN CONSULTING LLC

By:     /s/ Roger Fradin
Name:    Roger Fradin
75 Juniper Drive
Atherton, CA 94027